CRANE CO. AND SUBSIDIARIES

Exhibit 11 to FORM 10-K

Annual Report for the Year Ended December 31, 2003

Computation of Net Income Per Share

(In Thousands, Except Per Share Data)

	2003	2002	2001	2000	1999
Basic
Income from continuing operations	$104,303	$16,628	$88,620	$123,729	$100,898
Income from discontinued operations	—	—	—	—	13,672
Cumulative effect of a change in accounting principle	—	(28,076)	—	—	—

Net income (loss)	$104,303	$(11,448)	$88,620	$123,729	$114,570

Income from continuing operations	$1.76	$0.28	$1.48	$2.03	$1.51
Income from discontinued operations	—	—	—	—	.20
Cumulative effect of a change in accounting principle	—	(0.47)	—	—	—

Net income (loss) per share	$1.76	$(0.19)	$1.48	$2.03	$1.71

Weighted average number of basic shares	59,394	59,728	59,825	60,919	66,981
Diluted
Income from continuing operations	$104,303	$16,628	$88,620	$123,729	$100,898
Income from discontinued operations	—	—	—	—	13,672
Cumulative effect of a change in accounting principle	—	(28,076)	—	—	—

Net income (loss)	$104,303	$(11,448)	$88,620	$123,729	$114,570

Income from continuing operations	$1.75	$0.28	$1.47	$2.02	$1.50
Income from discontinued operations	—	—	—	—	.20
Cumulative effect of a change in accounting principle	—	(0.47)	—	—	—

Net income (loss) per share	$1.75	$(0.19)	$1.47	$2.02	$1.70

Weighted average number of basic shares	59,394	59,728	59,825	60,919	66,981
Add:
Adjustment to basic shares for dilutive stock options *	322	—	530	480	479

Total weighted average number of shares	59,716	59,728	60,355	61,399	67,460

*	For the year ended 2002, 318,000 shares attributable to the exercise of outstanding options were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.